UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

 ________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 5, 2014

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Bravo Brio Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)
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Ohio	001-34920	34-1566328
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Goodale Boulevard, Suite 100, Columbus, Ohio	43212
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 614-326-7944
Not Applicable
Former name or former address, if changed since last report
   ________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On November 5, 2014, Bravo Brio Restaurant Group, Inc. (the “Company”) entered into a new senior secured credit facility (the "2014 Credit Agreement") with a syndicate of financial institutions. The 2014 Credit Agreement provides for a revolving credit facility under which the Company may borrow up to $100.0 million (including a sublimit cap of up to $10.0 million for letters of credit and up to $10.0 million for swing-line loans), maturing in November 2019. Under the 2014 Credit Agreement, the Company may increase the revolving credit facility by up to $25.0 million if no event of default exists and certain other requirements are satisfied. The revolving credit facility is (i) jointly and severally guaranteed by each of the Company's existing or subsequently acquired or formed subsidiaries, (ii) secured by a first priority lien on substantially all of its subsidiaries’ tangible and intangible personal property and (iii) secured by a pledge of all of the capital stock of its subsidiaries.
The 2014 Credit Agreement also requires the Company to meet financial tests, including a maximum consolidated total leverage ratio and a minimum consolidated fixed charge coverage ratio. Additionally, the 2014 Credit Agreement contains negative covenants limiting, among other things, additional indebtedness, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matters customarily restricted in such agreements and customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, defaults under other material debt, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the senior credit facilities to be in full force and effect, and a change of control of its business.
Borrowings under the 2014 Credit Agreement bear interest at the Company’s option of either (i) the Base Rate (as such term is defined in the 2014 Credit Agreement) plus the applicable margin of 0.50% to 1.50% or (ii) at a fixed rate for a period of one, two, three or six months equal to the London interbank offered rate, LIBOR, plus the applicable margin of 1.50% to 2.50%. The applicable margins with respect to the revolving credit facility vary from time to time in accordance with agreed upon pricing grids based on the Company's consolidated total leverage ratio. Swing-line loans under the revolving senior credit facility bear interest only at the Base Rate plus the applicable margin. Interest on loans based upon the Base Rate are payable on the last day of each calendar quarter in which such loan is outstanding. Interest on loans based on LIBOR is payable on the last day of the applicable LIBOR period and, in the case of any LIBOR period greater than three months in duration, interest is payable quarterly. In addition, the Company is required to pay an unused facility fee to the lenders equal to 0.20% to 0.35% per annum on the aggregate amount of the unused revolving credit facility, excluding swing-line loans, commencing on November 5, 2014, payable quarterly in arrears.

The foregoing is a summary of certain provisions of the 2014 Credit Agreement, is not intended to be complete and is qualified in its entirety by reference to the 2014 Credit Agreement.
Item 1.02 Termination of a Material Definitive Agreement.
On October 26, 2010, in connection with the initial public offering of its common shares, no par value per share, the Company entered into a credit agreement (the "2010 Credit Agreement") with a syndicate of financial institutions and other entities.
The Company used borrowings under the 2014 Credit Agreement described in Item 1.01 above to repay in full the balances due under the 2010 Credit Agreement and subsequently terminated the 2010 Credit Agreement. The terms of the 2010 Credit Agreement are generally described in Item 1.01 of the Company’s Current Report on Form 8-K filed on October 27, 2010 and incorporated herein by reference.
Item 2.02 Results of Operations and Financial Condition.
The following information is intended to be furnished under Item 2.02 of Form 8-K, “Results of Operations and Financial Condition.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this report, regardless of any general incorporation language in the filing.
In a press release dated November 6, 2014, the Company announced financial results for the Company’s thirteen and thirty-nine weeks ended September 28, 2014. The full text of the press release is furnished herewith as Exhibit 99.1 to this report.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.
The information regarding the 2014 Credit Agreement set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press release dated November 6, 2014 entitled, “Bravo Brio Restaurant Group, Inc. Reports Third Quarter Financial Results-Company Updates Full Year 2014 Outlook; Provides Development Guidance for 2015-Expects to Commence $50 Million Modified "Dutch Auction" Tender Offer-Secures New Five-Year $100 Million Senior Secured Credit Facility”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bravo Brio Restaurant Group, Inc.

November 6, 2014	By:	/s/ James J. O’Connor
	Name:	James J. O’Connor
	Title:	Chief Financial Officer, Treasurer and Secretary

Exhibit Index

Exhibit No.	Description

99.1
Bravo Brio Restaurant Group, Inc. Reports Third Quarter Financial Results-Company Updates Full Year 2014 Outlook; Provides Development Guidance for 2015-Expects to Commence $50 Million Modified "Dutch Auction" Tender Offer-Secures New Five-Year $100 Million Senior Secured Credit Facility